                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON,DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

------------------------------                      ----------------------------
                                                            OMB APPROVAL
          FORM 4                                    ----------------------------
                                                    OMB Number         3235-0287
------------------------------                      Expires:  September 30, 1998
67  CHECK THIS BOX IF NO LONGER                     Estimated average burden
[_] SUBJECT TO SECTION 16. FORM 4 OR                hours per response.....  0.5
    FORM 5 OBLIGATIONS MAY CONTINUE.                ----------------------------


    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

 (Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Miller, III                      Lloyd               I.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

   Naples                           FL                   34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name AND Ticker or Trading Symbol

     Aldila, Inc. - ALDA

________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

________________________________________________________________________________
4.   Statement for Month/Year

     June/2001

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     July/2001

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 6.
                                                  4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                     3.           Disposed of (D)                 Securities     Form:     7.
                                     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                     Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security      Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

 Common Stock          6/13/01         P              107,500      A     $1.365   1,022,865(2)(1)  I       By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          6/13/01         P              107,500      A     $1.365   843,503(3)(1)    I       By Lloyd I. Miller, III,
                                                                                                           Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          6/13/01         P              107,500      A     $1.365   546,685(4)(1)    I       By Lloyd I. Miller, III,
                                                                                                           Trust C
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          6/13/01         P              107,500      A     $1.365   107,500(5)(1)    I       By Milfam I, L.P.

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     87,290           D

====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Stock Options (6)    $1.70   9/4/01    A          26,314        (7)   9/4/11    Common    26,314   N/A      26,314     D
                                                                                Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(2) On July 6, 2001, the reporting person filed a Form 4, which, due to a clerical error, did not report indirect beneficial ownership of 7,500 shares of common stock.
(3) On July 6, 2001, the reporting person filed a Form 4, which, due to a clerical error, did not report indirect beneficial ownership of 7,500 shares of common stock.
(4) On July 6, 2001, the reporting person filed a Form 4, which, due to a clerical error, did not report indirect beneficial ownership of 7,500 shares of common stock.
(5) On July 6, 2001, the reporting person filed a Form 4, which, due to a clerical error, did not report indirect beneficial ownership of 7,500 shares of common stock.
(6) Stock Option (right to buy) issued pursuant to Aldila, Inc.'s 1994 Stock Option Plan.
(7) The Stock Option vests in three equal annual installments beginning on September 4, 2002.
(8) On July 6, 2001, the reporting person filed a Form 4, which, due to a clerical error, did not report indirect beneficial ownership of 3,000 shares of common stock.



    /S/   Lloyd I. Miller, III                                   4/5/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

________________________________________________________________________________
1.   Name and Address of Reporting Person:

     Miller, III                      Lloyd               I.

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Aldila, Inc. - ALDA

________________________________________________________________________________
3.   Statement for Month/Year

     June/2001

(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 6.
                                                  4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                     3.           Disposed of (D)                 Securities     Form:     7.
                                     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                     Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security      Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,600(1)         I       By Lloyd I. Miller,
                                                                                                           III, Trustee GST
                                                                                                           f/b/o Lloyd I. Miller
                                                                                                           III

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     5,000(1)         I       By Lloyd I. Miller,
                                                                                                           III, custodian under
                                                                                                           Florida UGMA for
                                                                                                           Tyler Dulmage

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     5,000(1)         I       By Lloyd I. Miller,
                                                                                                           III, custodian under
                                                                                                           Florida UGMA for
                                                                                                           Wylie Dulmage

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,000(1)         I       By Lloyd I. Miller,
                                                                                                           III, co-Trustee with
                                                                                                           Kimberley S. Miller
                                                                                                           f/b/o Lloyd I. Miller
                                                                                                           IV and Alexandra B.
                                                                                                           Miller
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                                              By Lloyd I. Miller,
                                                                                  3,500(1)         I       III, Trustee GST
                                                                                                           f/b/o Catherine C.
                                                                                                           Miller

------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,000(8)(1)      I       By Kimberley S.
                                                                                                           Miller



====================================================================================================================================

________________________________________________________________________________
1.   Name and Address of Reporting Person:

     Miller, III                      Lloyd               I.

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Aldila, Inc. - ALDA

________________________________________________________________________________
3.   Statement for Month/Year

     June/2001

(Continued)
================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 6.
                                                  4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                     3.           Disposed of (D)                 Securities     Form:     7.
                                     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                     Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security      Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)             (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,200(1)         I       By Lloyd I. Miller,
                                                                                                           III, custodian under
                                                                                                           Florida UGMA for
                                                                                                           Alexandra B. Miller
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     5,000(1)         I       By Wife



------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,200(1)         I       By Lloyd I. Miller,
                                                                                                           III, custodian under
                                                                                                           Florida UGMA for
                                                                                                           Lloyd I. Miller, IV
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     3,500(1)         I       By Lloyd I. Miller,
                                                                                                           III, Trustee GST
                                                                                                           f/b/o Kimberley S.
                                                                                                           Miller
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                     2,000(1)         I       Lloyd I. Miller, III,
                                                                                                           LLC


====================================================================================================================================